Rule 424(b)(3)
                                            File Nos. 333-74042 and 333-74042-03


PRICING SUPPLEMENT NO. 16 DATED May 15, 2002
(To Prospectus Dated December 4, 2001, as Supplemented December 21, 2001)

                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series K
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                             COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                                          Floating Rate Notes


Trade Date:                May 10, 2002                       Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       May 22, 2002       Principal Amount:     $200,000,000
Stated Maturity Date: May 20, 2005            Net Proceeds: $199,400,000
                                              Specified Currency:   U.S. Dollars

     Base Rate(s): |_| CD Rate |_| Eleventh District  |_| Prime Rate
                                   Cost of Funds Rate
     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate              |x| LIBOR              |_| Other
      [Telerate Page 7051]             [Telerate Page 3750]
      [Telerate Page 7052              [Reuters Page [      ]]
     |_|  Weekly Average            [Currency: [           ]]
     |_|  Monthly Average]

Exchange Rate Agent:       N/A

     Minimum Denomination: $1,000 Maximum Interest Rate: N/A
     Initial Interest Rate: 2.4575% Minimum Interest Rate: N/A
Interest  Determination  Dates:      Two London  Business Days
Interest  Factor Convention: N/A     prior to each Interest Payment Date
Index Maturity:            3 months
Interest  Reset  Dates:  Same as Interest  Payment  Dates  Spread  (plus or minus): plus 55 basis points
Interest Payment Dates: Quarterly, on the 22nd of Spread Multiplier: N/A
                        February, May, August, and
                        November, commencing on August 22, 2002
                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A

Agents: Salomon Smith Barney, Barclays Capital Inc., J. P. Morgan Securities Inc., Countrywide Securities Corporation, Lehman Brothers Inc., and ABN AMRO Incorporated
Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:

          Check box opposite applicable paragraph: Check box opposite applicable paragraph:
          |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
          |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|

Additional/Other Terms:             N/A

          The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of March 31, 2002, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans did not have any secured indebtedness outstanding. As of that date, Countrywide Home Loans had $17,223,739,391 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.